SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-26681
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                              Pulaski Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)


               130 Mountain Avenue, Springfield, New Jersey 07081
                                 (973) 564-9000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)    [x]         Rule 12h-3(b)(1)(i)     [ ]
             Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(1)(ii)    [ ]
             Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)     [ ]
             Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)    [ ]
                                                Rule 15d-6              [ ]

         Approximate number of holders of record as of the certification or notice date: None
             ----

         Effective October 18, 2002, Pulaski Bancorp, Inc. merged with and into Kearny Financial Corp.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Kearny Financial Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: October 21, 2002          By:      /s/John N. Hopkins
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                                         John N. Hopkins, President and
                                         Chief Executive Officer
                                         Kearny Financial Corp.